EXHIBIT 14.1

PEAKSTONE REALTY TRUST
Code of Business Conduct and Ethics
A.Introduction
It is the general policy of Peakstone Realty Trust (the “Company”) to conduct its business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws, rules and regulations. Obeying the law both in letter and in spirit is the foundation on which the Company’s ethical standards are built. In carrying out this policy, the Company has adopted the following Code of Business Conduct and Ethics (the “Code”). This Code is intended to cover the Company’s and its subsidiaries’ trustees, officers and employees (collectively, “Covered Persons”).
Each Covered Person is expected (i) to read and understand this Code and its application to the performance of his or her business responsibilities and (ii) to conduct himself or herself in accordance with this Code and to seek to avoid even the appearance of wrongdoing or improper behavior. Those who violate the standards in this Code will be subject to disciplinary action, which may include suspension, termination and/or the reporting of violative conduct to appropriate regulatory and criminal authorities.
If a law conflicts with a policy in this Code, a Covered Person must comply with the law. If a Covered Person has any questions about these conflicts or this Code, he or she should consult with the General Counsel.
Other policies that govern the conduct of Covered Persons may be established by the Company from time to time that supplement and are in addition to this Code. Members of the Board of Trustees of the Company (the “Board”) also should refer to the Company’s Corporate Governance Guidelines for additional policies that specifically govern the conduct of Board members.
After carefully reviewing this Code, you must sign the acknowledgment attached as Exhibit A hereto, indicating that you have received, read, understand and agree to comply with this Code. The acknowledgment must be returned either electronically in a manner provided for by the Company or to the Company’s General Counsel or his or her designee within ten (10) business days of your receipt of this Code and on an annual basis as may be required by the Company.
B.Honest and Ethical Conduct
Each Covered Person must always conduct himself or herself in an honest and ethical manner. Each Covered Person must act with high standards of personal and professional integrity and not tolerate others who attempt to deceive or evade responsibility for their actions. In addition, all Covered Persons must act with integrity in discussions with, or requests for information from, the Board, regulatory agency officials and government officials, as well as in dealings with business partners and shareholders.
C.Fair Dealing
We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, not through unethical or illegal business practices.

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Each Covered Person should endeavor to respect the rights of, and to deal fairly with, the Company’s tenants, purchasers and sellers of assets, and other customers, suppliers or joint venture partners, competitors, employees and other persons with whom the Company transacts business. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.
D.Compliance with Applicable Governmental Laws, Rules and Regulations
Obeying the law both in letter and in spirit is the foundation on which the Company’s ethical standards are built. All Covered Persons must respect and obey the laws, rules and regulations (including insider trading laws) of the jurisdictions in which we operate and the rules and regulations applicable to the Company’s business, including those of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”). Although not all Covered Persons are expected to know the details of the laws, rules and regulations to which the Company is subject, it is important to understand enough to determine when it is necessary or appropriate to seek advice from supervisors, managers or other persons, including the General Counsel, who can provide guidance on such matters.
Disregard of the law will not be tolerated. Violation of any applicable laws, rules and regulations may subject an individual, as well as the Company, to civil or criminal penalties. Covered Persons should be aware that conduct and records, including e-mails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. Consequently, it is in everyone’s best interest to understand and comply with the laws, rules and regulations applicable to the Company.
E.Conflicts of Interest
All Covered Persons must avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of the Company. Covered Persons may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedures. Transactions or arrangements with trustees and officers that may involve a conflict of interest are prohibited unless they have been specifically approved in advance by the Company’s Nominating and Corporate Governance Committee (“Governance Committee”) or the Board (not including any interested trustees) or otherwise comply with the Company’s Related Party Transaction Policy (to the extent applicable). Exceptions may be made only after review and approval of specific or general categories by the General Counsel (in the case of employees, other than an officer) or the Company’s Nominating and Corporate Governance Committee (the “Governance Committee”) or the full Board (in the case of officers or trustees), and in each case, not including any interested trustees. Trustees and executive officers of the Company should refer to the Company’s Related Party Transaction Policy.
A “conflict of interest” occurs when a person’s private interest interferes in any way (or even appears to interfere) with the interests of the Company. A conflict situation can arise, for example, when a Covered Person takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when a Covered Person, or any Family Member (as defined below) of such person, receives improper personal benefits because of his or her position at the Company. However, the Company recognizes that its corporate structure and business investments do not make it practicable or desirable to avoid all relationships that could give rise to conflicts of interest. Accordingly, conflicts of interest, potential conflicts of interest or relationships which are identified as giving rise to potential conflicts of interest that are approved by the General Counsel (in the case of employees, other than an officer), or at the direction of the full Board or the

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Governance Committee (in the case of officers or trustees) or that have been disclosed in the Company’s Proxy Statement filed with the SEC are permitted.
If you have any questions about a potential conflict of interest or if you become aware of an actual or potential conflict, you should discuss the matter with your supervisor or the General Counsel. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the General Counsel and providing him or her with a written description of the activity.
Conflict of interest situations involving trustees, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include, but are not limited to, the following:
•any significant ownership interest in any tenant or service provider;
•any consulting or employment relationship with any tenant, service provider, supplier or competitor;
•any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;
•the receipt of non-customary gifts or entertainment or those that are excessive in value from any company with which the Company has current or prospective business dealings;
•being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any Family Member; or
•selling anything to the Company or buying anything from the Company.
Such situations, if material, should be discussed with the General Counsel.
For purposes of this Code, “Family Member” generally means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.
F.Corporate Opportunities
Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Covered Persons must offer to the Company any business opportunities related to the Company’s target assets and business activities (as described in the periodic reports filed by the Company from time to time with the SEC, together with any other assets that the Board determines from time to time will be a target asset or potential investment or business of the Company). Covered Persons are prohibited from: (i) taking for themselves opportunities that are discovered using Company property, information or position, unless such opportunities are presented to the Board and the Board declines to pursue such opportunities; (ii) using Company property, information or position for improper personal gain; or (iii) competing with the Company. Any employee, other than an executive officer, may only pursue a corporate opportunity if the General Counsel waives in writing the Company’s right to pursue the corporate opportunity. Corporate opportunities available to trustees and executive officers may only be waived by the Governance Committee or the Board (not including any interested trustees). If the Company waives its right to pursue a corporate opportunity, Covered Persons may pursue such opportunities in a manner consistent with this Code.

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G.Compliance Procedures; Reporting Violations
The Company expects all Covered Persons to work to ensure prompt and consistent action against violations of this Code. This Code covers a wide range of business practices and procedures, but it does not address every applicable law or respond to every ethical question or concern that may arise. Nonetheless, the general guidelines of this Code provide each Covered Person with the Company’s expectations regarding business dealings.
Any Covered Person who becomes aware of any existing or potential violation of this Code or any law, rule or regulation or Company policy has an obligation to report his or her complaint or concern to his or her supervisor or to the General Counsel or if such complaint or concern is related to financial, accounting or auditing matters, to the General Counsel, the Chairperson of the Audit Committee of the Board, at the addresses below, or through the Company Ethics Hotline (the “Ethics Hotline”), which is administered and monitored by the General Counsel and Chairperson of the Audit Committee of the Board (the “Audit Committee”). If you are uncomfortable using any of these procedures for reporting violations or concerns, you may contact the Audit Committee at the address below.

Reporting Contacts
General Counsel	Peakstone Realty Trust 150 N Riverside Plaza, Suite 1950 Chicago, IL 60606 Attention: Nina Sitzer Telephone: (310) 606-3200 Email: nsitzer@pkst.com
Ethics Hotline	•Phone: 1-844-208-6162 •Website: https://pkst.ethicspoint.com •Confidential and anonymous if you choose
Chairman of the Audit Committee	Peakstone Realty Trust 1520 E. Grand Avenue El Segundo, CA 90245 Attention: Audit Committee Chairperson Email: auditchairperson@pkst.com
No Covered Person should report any existing or potential violation of this Code or any law, rule or regulation or Company policy to any person who is involved in the matter giving rise to the existing or potential violation. When using the Ethics Hotline, Covered Persons may remain anonymous. However, bear in mind that in some cases anonymity may hinder a full investigation of the issue. If you do choose to remain anonymous, please be sure to provide a sufficiently detailed description of the factual basis of the allegation so that an appropriate investigation can be performed.
All concerns will be taken seriously by the Company and, when appropriate, the Company will fully investigate each allegation. This may include talking to any individuals directly involved, as well as to others who may possess information pertinent to the situation. Covered Persons are expected to cooperate fully with internal investigations of wrongdoing or misconduct, and failure to cooperate fully with any such investigations will lead to disciplinary action, up to and including termination.

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The Company will not tolerate any retaliation against any Covered Person for raising, in good faith, a possible violation of this Code or of a law, rule or regulation. Retaliation for reporting a federal offense is illegal under federal law. Any person who participates in retaliatory conduct will be subject to disciplinary action up to and including termination of employment. Misusing this Code by knowingly or recklessly providing false information to the Company may also result in appropriate disciplinary action.
Every trustee, officer, manager and supervisor who receives a complaint or a report alleging or regarding an actual or potential violation of this Code or of a law, rule or regulation has, without exception, the responsibility to immediately communicate such complaint to the General Counsel or the Chairperson of the Audit Committee (if such complaint or report is related to financial, accounting or auditing matters) or report it to the Ethics Hotline.
H.Accounting Complaints
The Company’s policy is to comply fully with all applicable financial reporting and accounting regulations. If any Covered Person has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters concerning the Company, such person is encouraged to submit such concerns or complaints in accordance with the Company’s Complaint Procedures for Accounting and Auditing Matters.
I.Public Disclosure
The Company is committed to providing full, fair, accurate, timely and understandable disclosure in the current reports, periodic reports and other information it files with or submits to the SEC and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Company or on the Company’s behalf. In meeting such standards for disclosure, the Company’s officers and trustees shall always strive to comply with the Company’s disclosure obligations and, as necessary, appropriately consider and balance the need or desirability for confidentiality with respect to non-public negotiations or other business developments.
The Company’s Chief Executive Officer and Chief Financial Officer are responsible for establishing effective disclosure controls and procedures and internal control over financial reporting within the meaning of applicable SEC rules and regulations. The Company expects the Chief Executive Officer and the Chief Financial Officer to take a leadership role in implementing such controls and procedures and to position the Company to comply fully with its disclosure obligations within the timeframe required under applicable SEC rules and regulations. To fulfill such obligation, the Chief Executive Officer and the Chief Financial Officer, along with the principal accounting officer or controller and persons performing similar functions, as applicable (each a “Principal Officer”), must:
1.carefully review drafts of reports and documents the Company is required to file with, or submit to, the SEC before they are filed, or submitted, and Company press releases or other public communications before they are released to the public, with particular focus on disclosures each Principal Officer does not understand or agree with and on information known to the Principal Officer that is not reflected in the report, document, press release or public communication;
2.comply with the Company’s Disclosure Controls, Policies and Procedures as in effect from time to time, which have been designed to ensure that the information required to be disclosed by the Company in its SEC filings is collected, processed, summarized and disclosed in a timely fashion and accumulated and communicated to the appropriate persons; and

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3.promptly bring to the attention of the Company’s Disclosure Committee (the “Disclosure Committee”), or a member thereof, any material information of which a Principal Officer may become aware that affects the disclosures made by the Company in its public filings, any material information that may assist the Disclosure Committee in fulfilling its responsibilities, matters that a Principal Officer feels could compromise the integrity of the Company’s financial reports or disagreements on accounting matters.
Each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
In addition, the Company has adopted a Public Disclosure Policy which identifies the persons who are authorized to speak on behalf of the Company and how and when Company information may be disclosed. All Covered Persons are required to review and understand their duties under the Public Disclosure Policy.
J.Confidential Information
All Covered Persons have responsibility for maintaining the confidentiality of information entrusted to them by the Company, its tenants, purchasers and sellers of assets, and other customers, suppliers or joint venture partners, employees and other persons with whom the Company transacts business, including any information that might be useful to competitors or, or harmful to, the relevant company if disclosed. Except as legally required or expressly authorized by the Company’s Chief Executive Officer or the General Counsel, every Covered Person who has access to confidential Company information must maintain its confidentiality.
Nothing in this Code, including the Confidential Information restrictions above, shall be construed to prohibit Covered Persons from, in good faith, communicating with, providing information to, filing a charge with, or participating in any investigation or proceeding conducted by any federal, state or local government agency or commission responsible for enforcement of law(s) applicable to the Company, including but not limited to, the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, or the Department of Labor (“Government Agencies”). Covered Persons do not need to give notice to or obtain approval from the Company to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information. This Code does not limit a Covered Person’s right to receive an award for information provided to any Government Agency.
If there are any questions concerning confidential information or the treatment of what is believed to be confidential Company information, please contact the Company’s General Counsel.
K.Insider Trading
Covered Persons who have access to confidential information are not permitted to use or share that information for share trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit, or to “tip” others (including without limitation friends and Family Members) who might make an

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investment decision based on this information, is not only unethical but also illegal. For a more detailed discussion of the insider trading laws, please refer to the Company’s Policy on Insider Information and Insider Trading, which can be obtained from the General Counsel. The purpose of the Policy on Insider Information and Insider Trading is to inform all Covered Persons of their legal responsibilities and clearly establish the Company’s procedures for trading in the Company’s securities.
L.Protection and Proper Use of the Company’s Assets
All Covered Persons should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported to the Company’s General Counsel or through the Ethics Hotline. All of the Company’s assets should be used for legitimate business purposes and should not be used for non-company business, although incidental personal use may be permitted with the permission of your supervisor.
M.Waivers of or Changes to this Code of Business Conduct and Ethics
It may be appropriate for a provision of this Code to be waived in a particular circumstance. Any waiver of, or changes to, this Code that apply to executive officers or trustees of the Company may be made only by the Governance Committee or another committee of our Board comprising solely independent trustees or a majority of our independent trustees and must be promptly disclosed to shareholders as required by law or regulation of the SEC and the rules of the NYSE. In particular, to the extent that such committee of majority of independent trustees determines to grant any waiver of this Code for an executive officer or trustee, the waiver shall be disclosed to shareholders within four business days of such determination through a press release, providing website disclosure, or by filing a current report on Form 8-K with the SEC. Any other Covered Person seeking a waiver should speak to his or her supervisor, who, in turn, should obtain the approval of the General Counsel regarding such matter.
N.Administration and Implementation
The Governance Committee has overall responsibility for administering and interpreting this Code. The General Counsel is responsible for the implementation of this Code.
O.Website Disclosure
This Code, as may be amended from time to time, shall be posted on the Company’s website. The Company shall state in its annual proxy statement that this Code is available on the Company’s website and provide the website address.
Effective as of November 7, 2023

Exhibit A
PEAKSTONE REALTY TRUST
CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGMENT
I hereby acknowledge that I have received, read, understand and will comply with the Peakstone Realty Trust Code of Business Conduct and Ethics.
I understand that my agreement to comply with the Code of Business Conduct and Ethics does not constitute a contract of employment.
Please sign here:
Print Name:
Date:
This signed and completed form must be returned to the Peakstone Realty Trust General Counsel within ten (10) business days of receiving this Code.
A-1